MELTZER, LIPPE, GOLDSTEIN & SCHLISSEL, P.C.
                                190 Willis Avenue
                                Mineola, NY 11501
                                 (516) 747-0300


                                                                    May 13, 1999


CreditRiskMonitor.com, Inc.
2001 Marcus Avenue, Suite W290
Lake Success, NY 11042

Ladies and Gentlemen:

     We refer to the Registration Statement on Form SB-2 File No. 333-77727 (the "Registration Statement"), as filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,300,000 shares, $.01 par value per Share, of the common stock (the "Shares") of CreditRiskMonitor.com, Inc. (the "Company") for sale by the holders thereof.

     We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be qualified to opine on, any laws other than the laws of the State of New York, Chapter 78 of the Nevada Revised Statutes and the federal laws of the United States of America.

     We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable under the laws of the State of Nevada (the state of incorporation of the Company).

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     MELTZER, LIPPE, GOLDSTEIN & SCHLISSEL, P.C.


                                     By: /s/ David I. Schaffer
                                         ---------------------